Exhibit 10.9

May 7, 2018

Sea Otter Global Ventures, LLC

c/o SBI Investments LLC, 2014-1

1111 Brickell Ave, Ste 2920

Miami, FL 33131

Re: Amendment to Convertible Promissory Note

Dear SBI Investments LLC, 2014-1:

This letter agreement (this “Letter Agreement”) will confirm our agreement in amending the Replacement Convertible Promissory Note dated May 11, 2017 (the “Note”). Capitalized terms used but not defined herein shall have the respective meaning given to them in the Note.

The Note provides the Holder the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Note into fully paid and non-assessable share of Common Stock, and further states the method for calculating such conversions. The Conversion Price is based on market conditions affecting the Common Stock, such as the Market Price. A fixed stock price would greatly simplify the valuation process.

On May 7, 2018, the Borrower reached its authorized Common Stock limit of 250,000,000 shares, including approximately 6,700,000 shares held in reserve. Upon this event, the parties agree to the following amendment to the Note:

1.

Calculation of Conversion Price. Effective May 7, 2018, the parties agree to a fixed Market Price of $0.0450, the closing Common Stock price on May 7, 2018. The parties further agree to a Conversion Price of $0.0293.

Very truly yours,		ACCEPTED AND AGREED

Integral Technologies, Inc.

By:		By:
Name:	Doug Bathauer	Name:
Title:	Chief Executive Officer	Title: